EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Forms S-3 and S-8, of Beta Oil & Gas, Inc., of our report dated February 14, 2003, relating to the consolidated balance sheets as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Beta Oil & Gas, Inc.

/s/ Hein + Associates LLP

Hein + Associates llp
Certified Public Accountants

Orange, California
March 27, 2003